EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 14, 2022 with respect to the statements of condition including the related portfolios of Small Cap Core Strategy 2022-3, Mid Cap Core Strategy 2022-3, Large Cap Core Strategy 2022-3, PowerPicks Portfolio 2022-3, All Cap Core Strategy 2022-3 and Dividend Income Leaders Strategy Portfolio 2022-3 (included in Invesco Unit Trusts, Series 2226) as of July 14, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-264926) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
July 14, 2022